UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  AMENDMENT NO.


                              Abbott Mines Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, par value $0.00001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   002840 10 6
                               ------------------
                                 (CUSIP Number)


                                  May 24, 2002
                                 --------------
             (Date of Event Which Requires Filing of this Statement

                             CUSIP No.: 002840 10 6

1.       NAME OF REPORTING PERSON

         John Gnip
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
NUMBER OF                           5.      SOLE VOTING POWER

SHARES                                      1,491,873
                                    --------------------------------------------
BENEFICIALLY                        6.      SHARED VOTING POWER

OWNED BY                                         -0-
                                    --------------------------------------------
EACH                                7.      SOLE DISPOSITIVE POWER

REPORTING                                    1,491,873
                                    --------------------------------------------
PERSON                              8.      SHARED DISPOSITIVE POWER

WITH                                            -0-
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,491,873
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

         Not applicable.
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.55%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

Item 1.

A.       Abbott Mines Limited
B.       535 West 34th Street, 5th Floor
         New York, New York  10001

Item 2.

(A)      John Gnip
(B)      535 West 34th Street, 5th Floor
         New York, New York  10001
(C)      U.S.A.
(D)      Common Stock, par value $.00001
(E)      002840 10 6

Item (C).

         Not applicable.

Item (D). Ownership.

         (A)     Amount Beneficially owned: 1,491,873
         (B)     Percent of Class: 12.55
         (C)     Number of shares as to which undersigned has:

                      (A)     Sole power to vote or direct the vote:  1,491,873
                      (B)     Shared power to vote or direct the vote:  -0-
                      (C) Sole power to dispose or to direct the disposition: 1,491,873
                      (D) Shared power to dispose or to direct the disposition: -0-

Item (E). Ownership of Five Percent or Less of a Class.

         Not applicable.

Item (F). Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item (G). Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item (H). Identification and Classification of Members of the Group.

         Not applicable.

Item (I). Notice of Dissolution of Group.

         Not applicable.

Item (J). Certification.

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


June 5, 2002
------------
Date


                                            /S/ John Gnip
                                            -----------------------------------
                                            John Gnip



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. Section l001).